Exhibit 99.1

For information contact:

David B. Roberts

Chief Financial Officer

LeMaitre Vascular Inc.

781.221.2266

droberts@lemaitre.com

LeMaitre Vascular Reports Fourth Quarter and Fiscal Year 2006 Results

Sales Force Expansion and Gross Margin Improvement Also Reported

BURLINGTON, MA, February 28, 2007 — LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of peripheral vascular devices, today announced financial results for its fourth quarter and the year ended December 31, 2006. Net sales for Q4 2006 were $8.8 million, an increase of 11% over Q4 2005. For 2006, net sales were $34.6 million, an increase of 13% over 2005. Excluding discontinued Expedial graft and private label net sales, Q4 2006 net sales increased 15% over Q4 2005, and 2006 year end net sales increased 17% over 2005.

Full year 2006 sales were driven primarily by the endovascular and dialysis access product category, which increased 45% over 2005, while the vascular and general surgery categories grew 7% and 6%, respectively. Expansion of the worldwide sales force, an increase in direct mail and higher average selling prices drove sales across all three categories.

For Q4 2006, the Company reported a gross margin of 75.3% versus 69.3% in Q4 2005. For 2006, the Company’s gross margin was 72.9% versus 70.9% in 2005. The quarterly and annual gross margin improvements were primarily driven by price increases and the consolidation of all manufacturing operations into the Company’s Burlington, Massachusetts headquarters. The Company consolidated its Arizona and Wales factories into Burlington in 2006.

The Company ended 2006 with $30.8 million in cash and cash equivalents and no debt, compared with $0.8 million in cash and cash equivalents and $1.8 million of debt at the end of 2005.

George W. LeMaitre, Chairman, President and CEO said, “In 2006 we accomplished a number of milestones. We achieved record net sales, improved our gross margin significantly, and completed our initial public offering. Since our October 2006 IPO, we have added 11 bag-carrying sales reps, bringing our total to 47 worldwide. In addition, we advanced our UniFit abdominal and EndoFit thoracic trials in the U.S. and China, and signed an agreement to distribute the Endologix Powerlink System in Europe.”

The Company reported a net loss of $674,000, or $0.05 per share, for Q4 2006 compared to net income of $41,000, or $0.00 per diluted share, for Q4 2005. Net loss for 2006 was $1,172,000, or $0.15 per share, compared with net income of $55,000, or $0.01 per diluted share, for 2005. Reported net loss includes share-based compensation expense related to the implementation of SFAS 123R of $43,000 and $131,000 for Q4 2006 and 2006 respectively, and a $246,000 charge for equity incentives awarded on December 22, 2006.

Operating loss for Q4 2006 was $433,000, compared to an operating profit of $556,000 for Q4 2005. Operating loss for 2006 was $679,000 compared to operating income of $422,000 for 2005. In 2006, total operating expenses include expenses related to the discontinuation of the Expedial graft product line of approximately $359,000 and restructuring charges related to facility consolidations of approximately $257,000. Excluding these items, the non-GAAP operating loss for 2006 would have been approximately $63,000.

Sales and marketing expenses for 2006 increased 39% to $15,183,000 from $10,960,000 in 2005. The increase was primarily a result of a larger sales force, as well as increased direct mail, journal ad placements and exhibits at medical congresses.

The Company ended the year with 47 bag-carrying representatives, compared to 30 at the end of 2005. In its continuing effort to increase direct-to-hospital sales, the Company replaced its Sweden distributor with a direct sales representative in Q4 2006.

For 2006, general and administrative expenses increased by 11% to $7,105,000 over 2005. This increase was primarily a result of the higher costs associated with being a publicly-traded company, offset by G&A savings from plant consolidations and lower sales tax expense in 2006.

Research & development expenses increased 9% to $3,301,000 in 2006, compared to $3,015,000 in 2005. The FlexiTip introducer for the Company’s stent graft range was introduced in 2006, and the Pruitt F3 carotid shunt was launched in Q1 2007.

Income tax expenses increased 25% to $652,000, compared to $523,000 in 2005, driven by a number of factors, including the non-deductibility of foreign subsidiary losses.

In November, the Company completed enrollment of the final patient in its Chinese EndoFit clinical study, thus beginning a six-month follow-up period, after which the Company expects to submit an approval filing with the Chinese State Food and Drug Administration.

In December, LeMaitre announced the signing of a three-year agreement with Endologix. LeMaitre will be the exclusive distributor of the Endologix Powerlink System in 10 European countries.

Business Outlook

Mr. LeMaitre concluded, “2007 will be a pivotal year for the Company, as we seek to invest our IPO proceeds in growing the sales force, complementary acquisitions, and R&D.”

The Company expects 2007 net sales of between $39.5 million and $41.0 million. The Company also expects to record a net loss in 2007 based on continued investments in the sales organization and R&D. The Company’s goal remains to achieve profitability by the end of 2008. The Company’s expectations for future financial performance do not include the impact of any potential acquisitions.

Conference Call Reminder

Management will conduct a conference call at 5:00 p.m. ET today to review the Company’s financial results and discuss its business outlook for 2007. The conference call will be broadcast live over the internet. Individuals who are interested in listening to the webcast should log on to the Company’s website at www.lemaitre.com/investor. The conference call may also be accessed by dialing 866-383-8119 (1-617-597-5344 for international callers) using passcode: 79408094. For interested individuals unable to join the live conference call, a replay will be available on the Company’s website.

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices for the treatment of peripheral vascular disease. We develop, manufacture and market disposable and implantable vascular devices to address the needs of vascular surgeons and interventionalists. The Company’s devices are used to treat peripheral vascular disease, a condition that we estimate affects more than 20 million people worldwide.

Well-known to vascular surgeons, the Company’s diversified portfolio of peripheral vascular devices consists of brand name products that are used in arteries and veins outside of the heart including the Expandable LeMaitre Valvulotome and the Pruitt-Inahara Carotid Shunt. Recent acquisitions include the UniFit and EndoFit stent grafts, endovascular devices used to treat aortic aneurysms, and the AnastoClip Vessel Closure System, an implantable device used primarily in the creation of dialysis access sites.

LeMaitre and the LeMaitre Vascular logo are trademarks of LeMaitre Vascular, Inc., registered in the U.S. and other countries. This press release contains other trademarks and trade names of the Company and other third parties, which are the properties of their respective owners.

For more information about the Company, please visit http://www.lemaitre.com.

Use of Non-GAAP Financial Measures

LeMaitre Vascular management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. In addition, management uses results of operations before such items to evaluate the operational performance of the company and as a basis for strategic planning. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. In addition to the description provided below, reconciliation of GAAP to non-GAAP results is provided in the financial statement tables included in this press release.

In this press release, the Company has reported a non-GAAP measure which excludes certain net sales relating to discontinuation of the Expedial graft product line and the Company’s private label business, and expenses relating to restructuring. During 2006, the Company decided to discontinue the Expedial graft product line due to unfavorable preliminary data from the Company’s U.S. clinical study of the device. Prior to September 2005, the Company derived a limited amount of net sales from packaging devices under private label, but has since discontinued nearly all of these activities as it focuses its attention on higher margin business opportunities. In 2005 the Company recorded net sales for the Expedial Vascular Access Graft of $365,000 and $699,000 for private label. In 2006 net sales for the Expedial Vascular Access Graft were $26,000 and no net sales were derived from private label. In 2006, the Company consolidated two factory locations into its Burlington, Massachusetts location. The Company incurred a $257,000 restructuring charge for 2006 in connection with these consolidations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements in this press release regarding the Company’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Specifically, statements regarding the Company’s financial guidance for 2007 and 2008, and its operational objectives for 2007, the distribution relationship between the Company and Endologix and submission of a regulatory approval filing with the Chinese State Food and Drug Administration for the EndoFit thoracic stent graft are forward-looking statements involving risks and uncertainties. The Company’s fourth quarter 2006 and fiscal year 2006 financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties that could cause actual results to differ from the results predicted include, but are not limited to, risks related to product demand and market acceptance of the Company’s products, the significant competition the Company faces from other companies, technologies and alternative medical procedures, the Company’s ability to expand its sales force, particularly in markets where the Company thinks it is currently underrepresented, the Company’s ability to expand its product offerings through internal development or acquisition, disruption at the Company’s single manufacturing facility, the Company’s lack of experience with and general uncertainty related to seeking regulatory approvals for its products, particularly in the United States, potential claims of third parties that the Company’s products infringe their intellectual property rights and the risks and uncertainties described in the Company’s Final Prospectus under the heading “Risk Factors” filed with the SEC in connection with the Company’s IPO and available on its investor relations website at http://www.lemaitre.com and on the SEC’s website at http://www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

Financial Statements

LEMAITRE VASCULAR, INC (Nasdaq: LMAT)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share amounts)

(unaudited)

	For the three months ended:		For the year ended:
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
Revenue	$8,757	$7,877	$34,628	$30,727
Cost of sales	2,162	2,421	9,367	8,927

Gross profit	6,595	5,456	25,261	21,800
Operating expenses:
Sales and marketing	4,544	2,635	15,183	10,960
General and administrative	2,055	1,705	7,105	6,405
Research and development	715	560	3,301	3,015
Restructuring charges	26	—	257	998
Impairment charge (credit)	(312)	—	94	—

Total operating expenses	7,028	4,900	25,940	21,378

Income (loss) from operations	(433)	556	(679)	422
Other income (expense):
Interest income (expense)	278	(32)	3	(178)
Other (expense) income	4	(102)	156	334

Total other income (expense)	282	(134)	159	156

Income (loss) before income taxes	(151)	422	(520)	578
Provision for income taxes	523	381	652	523

Net income (loss)	$(674)	$41	$(1,172)	$55

Net income (loss) per share of common stock:
Basic:	$(0.05)	$0.00	$(0.15)	$0.01

Diluted:	$(0.05)	$0.00	$(0.15)	$0.01

Weighted average shares outstanding	13,876	8,426	9,904	8,246

Diluted weighted average shares outstanding	13,876	8,936	9,904	8,701

LEMAITRE VASCULAR, INC (Nasdaq: LMAT)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,391	$817
Marketable securities	15,417	—
Accounts receivable, net	5,060	4,207
Inventories	6,081	5,147
Other current assets	1,692	646

Total current assets	43,641	10,817

Property and equipment, net	2,389	2,658
Goodwill	8,853	8,853
Other intangibles, net	1,930	2,412
Other assets	150	328

Total assets	$56,963	$25,068

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$818	$265
Accrued expenses	4,528	3,598
Revolving line of credit	—	710
Current portion of capital leases	32	90
Current maturities of long term debt	—	432

Total current liabilities	5,378	5,095

Long-term debt, net of current portion	—	648
Capital lease obligations, net of current portion	—	29
Deferred tax liabilities	833	604
Other long-term liabilities	53	156

Total liabilities	6,264	6,532

Stockholders' equity
Preferred stock	—	2,191
Common stock	153	86

Additional paid-in capital	60,504	19,198
Deferred compensation	—	(84)
Accumulated deficit	(9,946)	(2,005)
Accumulated other comprehensive income(loss)	73	(67)
Less: Treasury stock	(85)	(783)

Total stockholders' equity	50,699	18,536

Total liabilities and stockholders' equity	$56,963	$25,068

LEMAITRE VASCULAR, INC (Nasdaq: LMAT)

SELECTED NET SALES INFORMATION

(amounts in thousands)

(unaudited)

	For the three months ended:				For the year ended:
	December 31, 2006		December 31, 2005		December 31, 2006		December 31, 2005
	$	%	$	%	$	%	$	%
Net Sales by Product Category:
Endovascular & Dialysis	$2,573	30%	$2,106	27%	$9,833	28%	$6,774	22%
Vascular	5,290	60%	4,839	62%	20,992	61%	19,654	64%
General Surgery	894	10%	899	11%	3,803	11%	3,600	12%

Branded Sales	8,757	100%	7,844	100%	34,628	100%	30,028	98%
Private Label	—	—	33	0%	—	—	699	2%

Total Net Sales	$8,757	100%	$7,877	100%	$34,628	100%	$30,727	100%

Net Sales by Geography
United States and Canada	$5,767	66%	5,033	64%	$22,362	65%	$20,056	65%
Outside the United States and Canada	2,990	34%	2,844	36%	12,266	35%	10,671	35%

	$8,757	100%	$7,877	100%	$34,628	100%	$30,727	100%

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LEMAITRE VASCULAR, INC (Nasdaq: LMAT)

NON-GAAP FINANCIAL MEASURES

(amounts in thousands)

(unaudited)

Reconciliation of 2006 net sales:
	For the year ended:
	2006	2005	Increase (decrease)	% Increase (decrease)
Net sales as reporting	$34,628	$30,727	$3,901	13%
Expedial sales	26	365
Private label sales		699

Adjusted net sales	$34,602	$29,663	$4,939	17%

Reconciliation of Q4 2006 net sales:
	For the three months ended:
	December 31, 2006	December 31, 2005	Increase (decrease)	% Increase (decrease)
Net sales as reporting	$8,757	$7,877	$880	11%
Expedial sales	(33)	205
Private label sales		33

Adjusted net sales	$8,790	$7,639	$1,151	15%

Reconciliation of 2006 operating loss:
	For the year ended 2006
Operating loss as reporting	$(679)
Expenses relating to discontinuation of Expedial	359
Restructuring charges	257

Adjusted operating loss	$(63)

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